Exhibit 16.1


                           RAICH ENDE MALTER & CO. LLP
                                90 MERRICK AVENUE
                           EAST MEADOW, NEW YORK 11554



March 6, 2006


U.S. Securities and Exchange Commission
Washington D.C. 20549


Dear Sir/Madam:

We have read the statements set forth by Pharma-Bio Serv, Inc. (formerly Lawrence Consulting Group, Inc.) (the "Company") in Item 4.01 regarding the replacement of Raich Ende Malter & Co. LLP with Kevane Soto Pasarell Grant Thornton LLP as the Company's independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company's current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,


/s/ Raich Ende Malter & Co. LLP